JANUARY 8, 2008 -- 9:00 AM EST


Sysview Technology Changes Name to Document
Capture Technologies, Inc.


SAN JOSE, Calif., Jan. 8 /PRNewswire-FirstCall/ -- Sysview Technology, Inc. (OTC Bulletin Board: SYVT) changed its corporate name to Document Capture Technologies, Inc., effective December 26, 2007. The Company today announced that it has been assigned a new ticker symbol, OTCBB: DCMT, which becomes effective upon the commencement of trading on January 8, 2008.

"This name change accurately communicates our renewed singular focus on the development, design and manufacturing of high performance mobile document capture technologies," said David P. Clark, Chief Investment Officer, Document Capture Technologies, Inc. "Our robust and expanding product line of market-proven, proprietary document capture solutions for commercial, business and personal use, facilitates the way information is captured, stored, shared and managed in today's digital information age. We are well-positioned for continued growth and are excited about our leadership role in this expanding market."

The name change took place through a transaction that merged a wholly owned subsidiary into the parent company subsequently taking its name. Document Capture's Board of Directors approved the action and the Company filed the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on December 26, 2007.

About Document Capture Technologies, Inc.

Document Capture Technologies, Inc. (OTCBB: DCMT.OB), headquartered in San Jose, Calif., designs and manufactures imaging solutions for OEM customers worldwide. The company currently manufactures over 20 proprietary imaging products and has become one of the world's largest private-label manufacturers of USB-powered mobile image scanning devices. The Company's growing intellectual property portfolio in imaging includes 19 patents with an additional 5 patents pending.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company's control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Document Capture undertakes no obligation to update publicly any forward- looking statements.

    Company Contact

    Document Capture Technologies, Inc.
    David P. Clark
    Chief Investment Officer and Director
    (561) 835-4069
    dclark@sysviewtech.com

    Hayden Communications
    Peter Seltzberg
    Investor Relations
    (646) 415-8972
    peter@haydenir.com

SOURCE  Sysview Technology, Inc.; Document Capture Technologies, Inc.